EXHIBIT 10.147


   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869

                      EMPLOYMENT AND NON-COMPETE AGREEMENT


      THIS EMPLOYMENT AND NON-COMPETE AGREEMENT ("Agreement") is entered into by and between Wai Check LAU ("Mr. Lau") and Go-Gro Industries Limited, ("GGI"), a corporation organized under the laws of Hong Kong, as of the 1st day of April, 1997.


      WHEREAS GGI, itself and through its subsidiaries and affiliates, is in the business of the manufacturing and distribution of lighting products, flashlights and/or cordless hand tools and related products;


      WHEREAS in view of Mr. Lau's service as the President of GGI for the last ten years and his business experience, industry expertise, business contacts, and his credentials and resources, GGI wishes to secure the continued services of Mr. Lau and Mr. Lau wishes to commit his services to GGI in such capacity for the period and on the terms hereinafter set forth;


      NOW, THEREFORE, GGI and Mr. Lau mutually agree and convenant as follows:

I.       APPOINTMENT

      GGI hereby appoints Mr. Lau and Mr. Lau hereby accepts the appointment as the President of GGI on the terms and conditions hereinafter set forth.

II.      TERMS OF EMPLOYMENT

      The term of Mr. Lau's employment under this Agreement commenced on April 1, 1997 and shall continue for five years, unless Mr. Lau is terminated pursuant to the provisions hereunder. This Agreement shall renew for a successive five-year period upon terms mutually acceptable to GGI and Mr. Lau.



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   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869

III.     DUTIES OF MR. LAU

      Mr. Lau's duties and responsibilities shall be those customarily associated with the position of the President and chief executive officer of GGI or those other duties and responsibilities prescribed by from time to time by GGI's Board of Directors ("Board"). Mr. Lau agrees to devote his full time and best efforts to these duties and responsibilities and shall render his services exclusively to GGI and shall not be engaged in any other business activity or such other activities as would reasonably conflict with his duties hereunder, whether or not such activity is pursued for gain, profit, or other pecuniary advantages.

      Such duties and responsibilities shall include, but shall not be limited to, the purchase, construction and/or lease of any existing or proposed factory site or factory building in the People's Republic of China ("PRC") or elsewhere for the manufacturing of lighting products, flashlights and cordless hand tools and related products. Mr. Lau agrees that he shall not engage in such activity except for or on behalf of GGI, and that any opportunity to develop such a building shall be the sole right of GGI. Mr. Lau shall assist GGI as its President and without additional compensation in securing the purchase, construction and/or lease of any such factory sites or factory building, including securing governmental approvals and permits, construction contracts and architectural plans, quality assurance, planning and coordination of equipment installation, and oversight of said project.

IV.      LOCATION OF EMPLOYMENT.

      Except for business travels in the ordinary course of business of GGI necessitating Mr. Lau's temporary assignment in other countries, Mr. Lau's location of employment shall either be Hong Kong or southern China.

V.       COMPENSATION

      The salary to be paid by GGI (a portion of said salary may be paid by Shenzhen Jiaodianbao Electrical Products Co. Ltd.) to Mr. Lau hereunder for his services rendered shall be a total of U.S.$206,388 for the year ending March 31, 1998 with an additional fixed bonus of two months salary to be paid pro-rata over each twelve (12) month period (April 1 - March 31) during the term of this Agreement. Said salary and fixed bonus shall increase at eight percent (8%) per annum during the term of this Agreement.

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



   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869


      In addition, during the term of this Agreement, if GGI's pre-tax income exceeds Two Million U.S. Dollars (U.S.$2,000,000), Mr. Lau shall be entitled to a bonus of two (2) months salary (or portion thereof) for each One Million U.S. Dollars ($1,000,000) of GGI's pre-tax income between Two Million U.S. Dollars (U.S.$2,000,000) and Four Million U.S. Dollars (U.S.$4,000,000). All bonuses shall be calculated based upon a twelve (12) month period ending December 31st (the first bonus period being from January 1, 1997 to December 31, 1997) during the term of this Agreement (the last bonus period shall be January 1, 2001 to December 31, 2001). In addition, all such bonuses shall be paid within seventy five (75) days after the date of the bonus period.

      If in any such accounting year, GGI's pre-tax income exceeds Four Million U.S. Dollars (U.S.$4,000,000), in addition to the bonus as provided in the preceding sentence, Mr. Lau shall be entitled to a bonus of one (1) months salary (or portion thereof) for each One Million U.S. ($1,000,000) of GGI's pre-tax income between Four Million U.S. Dollars (U.S.$4,000,000) and Six Million U.S. Dollars ($6,000,000).

      If in any such accounting year, GGI's pre-tax income exceeds Six
Million U.S. Dollars (U.S.$6,000,000), in addition to the bonuses as provided in the preceding sentences, Mr. Lau shall be entitled to a bonus of one-half (1/2) months salary for each One Million U.S. Dollars ($1,000,000) of GGI's pre-tax income between Six Million U.S. Dollars (U.S.$6,000,000) and Twelve Million U.S. Dollars ($12,000,000).

      If in any such accounting year, GGI's pre-tax income exceeds Twelve Million U.S. Dollars (U.S.$12,000,000), in addition to the bonuses as provided in the preceding sentences, Mr. Lau shall be entitled to a bonus of one-fourth (1/4) months salary for each One Million U.S. Dollars ($1,000,000) of GGI's pre-tax income that exceeds Twelve Million U.S. Dollars (U.S.$12,000,000).

      In the event of termination of employment hereunder, all accrual of compensation ceases except for any termination compensation specifically provided for herein. At the option of Mr. Lau, the bonus provided in this section shall be paid either in cash or in Catalina common stock calculated at the average closing price on the New York Stock Exchange or other stock exchanges for the nearest five successive trading days prior to the payment date of the bonus or at such other rate as mutually agreed to by Mr. Lau and the Board.

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   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869




      NOTWITHSTANDING anything contained in this Agreement, it is agreed that Mr. Lau's salary and related bonuses, for any employment year, shall not be in excess of the salary and related bonuses of Catalina Lighting, Inc.'s most highly compensated Executive Vice President for the same twelve month period. In calculating the salary and related bonuses of either Mr. Lau or of Catalina's most highly compensated Executive Vice President for any period, compensation income resulting from any exercise of the individual's Catalina stock options shall not be included in said calculation.

VI.      FRINGE BENEFITS AND REIMBURSEMENT OF EXPENSES

      Mr. Lau shall be entitled to receive such benefits and to participate in such benefit plans as are generally provided from time to time by the Company to its senior management employees; provided, however, that nothing contained in this Section VI shall be construed to obligate the Company to provide any specific benefits to its employees generally.

      In addition to the compensation and benefits listed above, GGI shall reimburse Mr. Lau for all reasonable, ordinary and necessary business expenses, including travel, food, lodging and entertainment expenses, to the extent pre-approved by the Board and actually incurred.

VII.     VACATION

      Mr. Lau shall be entitled to five weeks' paid vacation during each full year of employment, with vacation prorated for employment for any period less than a full year. However, unused vacation time cannot be carried over to the following year and cannot be taken as additional compensation in lieu of using the vacation days.

VIII.    TERMINATION OF EMPLOYMENT

      (a) DEATH In the event of the death of Mr. Lau, this Agreement shall terminate and GGI shall have no further obligation or duties under this Agreement except for the payment of any compensation already accrued but

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   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869


unpaid under Section V above and for expenses unreimbursed under Section VI above.

      (b) TERMINATION WITH CAUSE BY GGI Mr. Lau's employment shall be terminated for cause upon a Board resolution to that effect which termination if so determined by the Board consistently herewith may take effect immediately. If the termination is for cause, GGI shall pay Mr. Lau termination compensation equal to thirty (30) calendar days' salary at the rate in effect on the date of termination as described in Section V above, together with any compensation already accrued but unpaid and reimbursement of any proper expenses incurred before termination but unreimbursed under Section VI. For purpose of this Agreement, the term "for cause" shall mean any action or any inaction by Mr. Lau which is reasonably believed by the Board to constitute:

            (i) fraud, embezzlement, misappropriation, dishonesty or breach of trust;

            (ii)    a felony or moral turpitude;

            (iii) material breach or violation of any of the covenants, agreements and obligations of Mr. Lau set forth in this Agreement;

            (iv) a willful or knowing failure or refusal by Mr. Lau to perform any or all of his material duties and responsibilities as an officer of GGI; or

            (v) gross negligence by Mr. Lau in the performance of any or all of his material duties and responsibilities as an officer of GGI;


provided, however, that in the event that the basis for any termination of Mr. Lau's employment by GGI as set forth in the Board resolution is any or all of the definitions of "for cause" set forth in Section VIII(b)(iii) or Section VIII(b)(iv) of this Agreement, then, in such event, Mr. Lau shall have thirty
(30) days from and after the date of his receipt of such termination notice to cure the action or inaction specified therein to the reasonable satisfaction of GGI.

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   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869



      (c) TERMINATION WITHOUT CAUSE BY GGI Mr. Lau's employment shall be terminated without cause upon a Board resolution to that effect, which if so determined by the Board may take effect immediately. In the event of such termination, GGI shall pay to Mr. Lau at the regularly accrued payroll rate termination compensation equal to the annual base salary for the remaining term of this Agreement or three-year's annual base salary, whichever is less, together with compensation accrued but unpaid and reimbursement of any proper expenses incurred before termination but unreimbursed under Section VI.

IX.      CONFIDENTIAL INFORMATION AND MATERIALS

      (a) During the term of his employment, Mr. Lau will receive, create, or have access to records, files, correspondence, contracts, memoranda, studies, analyses, surveys, drawings, documents, microfilms, audio and video recordings, computer tapes, disks and programs, customer lists, trade secrets, customer contact lists, contracts, training and operations manuals, reports, research data and analyses, financial, marketing, and other information and communications of GGI and/or its customers, prospective customers, or service providers. Mr. Lau agrees and admits that these confidential information and materials are the sole property of GGI and/or its customers, prospective customers, or service providers; are obtained by Mr. Lau in confidence as a fiduciary; and will not be used in competition with or to the detriment of GGI or its customers, prospective customers, or service providers, or for any purpose other than in the furtherance of GGI's business. In furtherance of these ends, Mr. Lau also agrees not to develop, distribute, or use (except in furtherance of GGI's business) any materials which are similar to, derived in whole or in part from, or competitive with said confidential information and materials.

      (b) Mr. Lau will not attempt to or use, directly or indirectly, except solely in furtherance of GGI's business, any confidential information and materials of GGI or its customers, prospective customers, or service providers, nor will Mr. Lau disclose, disseminate, or make available any of this confidential information and materials to any other person or entity, nor allow other persons or entities to inspect, copy, or have access to this confidential information and materials. Mr. Lau agrees to take all necessary and reasonable precautions to preserve and protect such confidential information and materials.

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   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869


      (c) Mr. Lau acknowledges that the common stock of Catalina is publicly traded and agrees to abide by all Catalina policies, including its insider trading policy with respect to any purchases or sales of Catalina common stock by Mr. Lau and purchases and sales of the stock any other company that is engaged in transactions with Catalina. A copy of said policy is attached hereto as Exhibit A.

X.       NON-COMPETE

      (a) For a period of sixty months after the termination of this Agreement or any renewal hereof, or termination of employment prior to the term of this Agreement, Mr. Lau, either directly or indirectly, for himself or as employee, agent or representative for, on behalf of, in concert with or through any other persons or entities except GGI, shall not (i) engage in the manufacture, distribution of lighting products or other business relating to the lighting industry in Asia, Europe or North America; (ii) induce or attempt to induce any customer or prospective customer of GGI to withdraw, curtail, divert, or cancel its business with GGI or in any manner modify or fail to enter into any actual or potential business relationship with GGI; or (iii) hire, solicit, include, or attempt to hire, solicit or induce any employee, agent, representative, or consultant of GGI or to render services directly or indirectly to Mr. Lau or any person or entity with which Mr. Lau has any ownership or business relationship.

      (b) Mr. Lau understands that the provisions of Subsection X(a) above may limit his ability to earn a livelihood in a business similar to the business of GGI but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement is sufficient to justify the restrictions and non-compete provisions contained herein.

XI.      ENFORCEMENT

      Mr. Lau acknowledges that in the event of a breach or threatened breach of any of the agreements and covenants contained herein, the damage resulting would be difficult and perhaps impossible to accurately ascertain, and that, in any event, there would not be an adequate remedy at law to protect against or remedy any damage, although money damages may be awarded. Mr. Lau further acknowledges that, because of the sensitivity of customer relationships

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   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869


and confidential information, any such breach or threatened breach would result in immediate and irreparable injury. Therefore, Mr. Lau agrees that GGI, in addition to any money damages which may be proved, will be entitled to immediately restrain and enjoin him from any activity in breach of this Agreement, if such a breach occurs or is eminent or threatened, without need for any bond or other security, and further agrees not to assert any claim that an adequate remedy at law exists for such breach.

XII.     ENTIRE AGREEMENT

      This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, whether or oral or written, relating to such subject matter.

XIII.    AMENDMENT OR MODIFICATION

      No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver be in writing and signed by the parties hereto.

XIV.     GOVERNING LAW

      This Agreement shall in all respects be governed by and construed under the laws of Florida.

      In the event any suit, action, or other proceeding is brought at law or in equity, including a suit for declaratory relief, to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover attorney's fees from the other party.

XV.      ARBITRATION

      At GGI's option, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be settled by arbitration in accordance

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   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
   TEL: 27989128 (12 LINES) FAX: 27980869


with the rules of the Hong Kong International Arbitration Centre. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section shall be construed so as to deny GGI the right and power to seek and obtain money damages or injunctive relief in a court for any breach or threatened breach by Mr. Lau.

XVI.     SEVERABILITY

      All clauses of this Agreement are distinct and severable, and if any clause shall be held to be invalid, unenforceable, failed for want of consideration or illegal, the validity and enforceability of the remainder of this Agreement shall not be affected, and the remainder contains sufficient consideration to cause the parties to have entered into this Agreement notwithstanding the severed clause or clauses.

      The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

XVII.    EFFECT OF HEADINGS

      Headings are for convenience only and are not to be construed as a part of the Agreement.

XVIII.   SET OFF

      In the event of Mr. Lau's breach of any provision hereof, GGI shall be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due GGI or any affiliate of GGI against any amount due and payable by GGI or any subsidiary or affiliate of GGI to Mr. Lau pursuant to this Agreement or otherwise.

XIX.     IRREVOCABLE PROXY

      Mr. Lau has granted and will continue to abide by an irrevocable proxy appointing Catalina Asia, a general partnership organized under the laws of Hong Kong, and its successors, of which GGI is a wholly-owned subsidiary, as

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   GO-GRO INDUSTRIES LTD.
   6/F. KENNING INDUSTRIAL BUILDING, 19 WANG HOI ROAD, KOWLOON BAY, HONG KONG
  TEL: 27989128 (12 LINES) FAX: 27980869


his irrevocable proxy for the purposes of voting or acting by written consent of all the shares of Catalina common stock which is legally or beneficially owned by him. No provision of this Employment and Non-Compete Agreement shall prevent Mr. Lau from purchasing and/or selling the Common Stock of Catalina Lighting, Inc,; however, Mr. Lau agrees to abide by Catalina's policies with respect to insider trading (per Section IX(c) of this Agreement) and all applicable federal security laws of the United States.

XX.      ASSIGNABILITY

      This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns, except that Mr. Lau may not assign any of this rights hereunder to any party except with the prior written consent of the Board in the form of a Board resolution.

XXI.     ACKNOWLEDGMENT

      Mr. Lau acknowledges that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by GGI, and that he understands this Agreement and has entered into it freely based on his own judgment.

      IN WITNESS WHEREOF this Agreement has been entered by the parties hereto as of the day and year first above written.


GO-GRO INDUSTRIES LIMITED                         WAI CHECK LAU


/s/ ILLEGIBLE                                      /s/ WAI CHECK LAU
-------------------------------                   ----------------------------
Authorized Signatory                              Wai Check LAU
Director


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